Annual Report

Cover Page

Name of issuer:

MOBODEXTER INC

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 11/22/2013

Physical address of issuer:

616 Corporate Way,
Suite 2-6564
Valley Cottage NY 10989

Website of issuer:

http://www.mobodexter.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

10

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$127,192.00	$48,382.00
Cash & Cash Equivalents:	$127,192.00	$24,475.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$13,347.00	$53,199.00
Long-term Debt:	$20,188.00	$122,545.00
Revenues/Sales:	$124,657.00	$205,606.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($160,907.00)	($75,996.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Changes Since Your Last Wefunder Filing

Would you like to include a message to your investors in your annual report?

Thanks for your investment in Mobodexter. Our 2016 annual report reflects the strong deal momentum that picked in the last quarter of the year. Since our business model is based on revenue realization at a later stage of IoT development with our clients, some of the revenue realization on deals in 2016 shall be seen actually in 2017 rather than 2016.

Have there been changes to your directors or officers?

No

Have there been changes to your list of principle security holders?

Percentage of voting power for both Kavitha Gopalan and Chandramouli Srinivasan has decreased from 50% each respectively to 47.8% each.

Have there been other exempt offerings that the issuer has conducted that weren't included in the issuer's last Form C filing with Wefunder?

No

Have there been any other changes that investors should be aware of?

We amended our ByLaws and issued 20 Million common shares in December 2016 with Class-A and Class-B classification for Founders and investors share allocation. Further details on this is available in EDGAR.

The financial numbers for 2015 were adjusted as per audit report to reflect our consolidated global revenue numbers (including U.S., India, and Singapore entities) instead of financials number U.S. only. Hence there will be a significant upward revision of the financials numbers in this filing as against the previous filing. For 2016 the financial numbers shown in the audit report are for U.S Entity only.

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

MOBODEXTER INC

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Kavitha Gopalan	Co-Founder & Chief Marketing Officer	Mobodexter	2014
Chandramouli Srinivasan	Co-Founder, CEO, President	Mobodexter	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Kavitha Gopalan	Co-Founder & Chief Marketing Officer	2014
Chandramouli Srinivasan	President	2013
Chandramouli Srinivasan	CEO	2013

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Chandramouli Srinivasan	9738406.0 Class B	48.7
Kavitha Gopalan	9738406.0 Common Stock Class B	48.7

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> General risks affecting the technology industry (including, without limitation, the inability to enter into or renew client agreements, dependence on client's financial condition, and competition from other IoT platform providers);
>
> Risks associated with the availability and terms of construction and mortgage financing and the use of debt to fund acquisitions and developments; The Company's ability to obtain financing, enter into joint arrangements in relation to or self-fund the development or acquisition of new technology;
>
> The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them.
>
> Risks associated with the timing and amount of revenue generated and the resulting gains/losses associated with sales; Failure to manage effectively our growth and expansion into new markets or to integrate acquisitions successfully; Risks associated with our dependence on key personnel whose continued service is not guaranteed
>
> Risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; Costs of compliance with the Americans with Disabilities Act and other similar laws and regulations; Potential liability for uninsured losses and environmental contamination

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common	75,000,000	20,000,00	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	1,000,000
Options:	Class A

24. Describe the material terms of any indebtedness of the issuer:

The Company has taken several loans from the Founders and their Family over the past few years in which the loan proceeds have been used to fund the operations and growth of the company. The Company has had long and short-term debt totaling $20,188 and $122,545 for the fiscal years ended December 31, 2016 and December 31, 2015, respectively. The company will payback the Founders and their Family when the company reaches break-even.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
12/2016	Regulation Crowdfunding	SAFE	$266,641	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Chandramouli Srinivasan - Director - Loan - $20,188 - See further details in section 24.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Mobodexter which launched as a software backbone for Internet Of Things has expanded into Drones, Blockchain & Smart City. Today, we partner with many leading players in the industry and provide software suite that helps devices to make sense of their own data. Our powerful software suite includes Analytics, Machine Learning and Artificial Intelligence that makes devices Intelligent and Secure. Eventually we want our innovation to be the foundation of a connected future that has only just begun
Nest and Sonos were the tip of the iceberg — connected devices or Internet of Things has emerged as the next frontier of technology to make our lives better by seamlessly connecting humans to our environment. Our platform though designed for Internet of Things has been fitting into other applications like Drone & Robotics applications. The technology space we are operating is exploding into massive growth. Mobodexter will be the back-end software that powers an entire connected revolution.

Milestones

MOBODEXTER INC was incorporated in the State of Delaware in November 2013.

Since then, we have:

- We recently signed on to help build the Smart City project in Belgium, a project valued at $100 Million that includes IoT & drones.
- We've grown our revenue to 3-5x our 2016 base in Q1 & Q2 of this year and are optimistic to close the year with 10x to 15x of our 2016 revenue base, allowing us to target a possible breakeven soon.
- Our Platform's unique innovations are in IoT Edge with Analytics, Machine Learning & AI; IoT Security with TOR & Blockchain.
- Our Edge software availability for drones and the recent demo of our drone on Blockchain has gained us industrial, medical and drone delivery projects.

Historical Results of Operations

Our company was organized in November 2013 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2016, the Company had revenues of $124,657 compared to the year ended December 31, 2015, when the Company had revenues of $205,606. Our gross margin was 100.0% in fiscal year 2016, compared to 100.0% in 2015.
- *Assets.* As of December 31, 2016, the Company had total assets of $127,192, including $127,192 in cash. As of December 31, 2015, the Company had $48,382 in total assets, including $48,382 in cash.
- *Net Loss.* The Company has had net losses of $160,907 and net losses of $75,996 for the fiscal years ended December 31, 2016 and December 31, 2015, respectively.
- The Company has had long and short-term debt totaling $20,188 and $122,545 for the fiscal years ended December 31, 2016 and December 31, 2015, respectively.

Liquidity & Capital Resources

To-date, the company has been financed with $266,641 in safes.

This will gives additional cash flow to fund additional head-counts, expand operational geography and position us for higher revenue growth as we move to execute on our smart city project in 2018.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 3 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds".

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Cash in Hand, Burn Rate, Short/Mid Term Expenses

MOBODEXTER INC cash in hand is $15,000, as of October 2017. Over the last three months, revenues have averaged $75,000/month and expenses $80,000/month, for an average burn rate of -$5,000 per month.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.mobodexter.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

Appendix D: Director & Officer Work History

Chandramouli Srinivasan
Kavitha Gopalan

Appendix E: Supporting Documents

2016-2015_Mobodexter_Inc._Audited_Financials_v.2.pdf

MOBODEXTER

Software platform makes it easy to build IoT and Drone projects

"Mobodexter which launched as a software backbone for Internet Of Things has expanded into Drones, Blockchain & Smart City. Today, we partner with many leading players in the industry and provide software suite that helps devices to make sense of their own data. Our powerful software suite includes Analytics, Machine Learning and Artificial Intelligence that makes devices Intelligent and Secure. Eventually we want our innovation to be the foundation of a connected future that has only just begun



Chandramouli Srinivasan
CEO, MOBODEXTER

FOLLOW US FOR UPDATES
10 UPDATES 143 FOLLOWERS
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$266,641 raised from **339** investors
Successfully Funded on Dec 11 2016

OUR AMBITION

Nest and Sonos were the tip of the iceberg—connected devices or Internet of Things has emerged as the next frontier of technology to make our lives better by seamlessly connecting humans to our environment. Our platform though designed for Internet of Things has been fitting into other applications like Drone & Robotics applications. The technology space we are operating is exploding into massive growth. Mobodexter will be the back-end software that powers an entire connected revolution.

KEY FACTS

- We recently signed on to help build the Smart City project in Belgium, a project valued at $100 Million that includes IoT & drones.
- We've grown our revenue to 3-5x our 2016 base in Q1 & Q2 of this year and are optimistic to close the year with 10x to 15x of our 2016 revenue base, allowing us to target a possible breakeven soon.
- Our Platform's unique innovations are in IoT Edge with Analytics, Machine Learning & AI; IoT Security with TOR & Blockchain.
- Our Edge software availability for drones and the recent demo of our drone on Blockchain has gained us industrial, medical and drone delivery projects.

DOCUMENTS

- Drone___AI.mov
- Drone_Air_Pollution_.mov
- Drone_on_Blockchain_.mov
- Edge_Machine_Learning.mov
- Edge_Analytics.mov

mobodexter.com *from Valley Cottage NY* DRONES INTERNET OF THINGS SOFTWARE TECH

WHY I LIKE MOBODEXTER

Don't make the mistake of underestimating the Internet of Things and it's radical effect on business. Companies like UPS, Boeing, GM and Starbucks (to name a few) are all embracing IoT. Yet the current strategy to build backend IoT software in house stifles innovation and costs companies huge profits in the long run. They need an end-to-end solution to make it simple to launch new products without the headache of complicated backend systems.

The MoboDexter team has developed the flexible and versatile software that ties it all together and makes it simple for companies to focus on real innovation and not just the costly foundational infrastructure.

In the long term, PAASMER's goal is to enable Artificial intelligence so that Things can act with their own intelligence in the best interest of the user. MoboDexter has arrived at the perfect time just when the the IoT industry is about to hit exponential growth. This is an incredible value proposition and opportunity for their investors.



Dilraj Ghumman

INVESTOR IN MOBODEXTER AND SERIAL ANGEL WITH 38 INVESTMENTS ON WEFUNDER - INVESTED IN MOBODEXTER

THE BUZZ ABOUT MOBODEXTER

I did my due diligence on this platform and came to a decision to invest because of the fact that the IoT industry will make huge impact. Just look at the partners that will be involved with this platform, this convinced me to invest in this venture. Also the fact that the two founders also worked at Intel for many years made it even more enticing to get involved. I have faith in this venture to succeed. May god bless this venture.

John Aguilar

Wefunder Investor

I had interest in finding out and investing in IOT companies. I have invested in a few public IOT companies and was looking for a startup to invest in. Mobodexter seemed to fit the bill. I think the future is bright for IOT companies at least the most disruptive and innovative. It is only a matter of time before the public catches on.

Terry Meyer

Wefunder Investor

PAASMER fills an important gap existing in the market today and that is to protect existing cloud investments of enterprises to implement their IoT solution. That is a good niche for the platform to target. Enterprises are going to like it.

Benoit J. Lheureux

VP at Garnter Inc

MoboDexter's IoT Platform as a Service, named PAASMER, has been built with an inside-out approach from gateway upwards or downwards that makes it more versatile and flexible to integrate than existing platforms

Raconteur

International Media

The reason I chose PAASMER is because of its extreme flexibility, affordability and scalability characteristics. I am able to clearly validate the characteristics during implementation by the ease of integration of the platform IP components and pricing model of the platform. I haven't see anyone else enabling everything end-to-end for an IoT Solution

A Client

HealthCare Domain

IoT has the opportunity to drastically change and disrupt the Logistics/ Transportation/ Supply Chain. 1) Costs and delays will be driven down 2) Connecting disjointed processes 3) Enhancing safety 4) Enhancing compliance. Therefore, I am excited about IoT and that is why I invested in Mobodexter.

Joseph Lombardo

Wefunder Investor

IOT is the future, everything around the world connects themselves. I see so much opportunities on the Internet of Things, from driverless cars to connecting homes, to VR, to connecting phones to cloud, to driverless jets, to drones etc. everything is evolving, and Mobodexter is on the verge of a disruptive market. I want to be a part of this and I see this company becoming the next Alphabet, even apple.

Osagie Ndiong Dumitrescu Aburime

Wefunder Investor

I invested in Mobodexter because I was looking for a ground floor opportunity in a company with unlimited potential. Their technology will be everywhere, and I want to be a part of it!!!

Ken Power

Wefunder Investor

As a new investor, I had considered different options in where to invest. I choose to go with Mobodexter on Wefunder because I liked the idea of investing in a startup and helping a company grow instead of just picking some stock of a mega-corporation. And the fact that Mobodexter was a solid start-up in the IoT field made it a no brainer for me!

Robert Pflug

Wefunder Investor

IOT is the future of technology. After industrial revolution and information age we are moving to the age of the cloud and we are at the early stages of internet of things where all devices connect to each other. Now is the right time to invest in this technology. As a company that provides backend software to many other IOT companies, Mobodexter is uniquely positioned to capitalize on this trend and provides a solid ground floor opportunity to early investors.

Vijaya Kumar Potti

Wefunder Investor


How to choose your
IoT Platform Architecture?

How to choose your IoT Platform Architecture?

IoT Platforms are the key for the development of scalable IoT applications and services that connect the real and virtual worlds between objects, systems and people. However, as the IoT Platform market represents a truly new segment that was

August 17, 2016 @ computer.financialexpress.com



Innovative and cost effective: the next generation of IoT - raconteur.net

As the internet of things has grown so have platforms required to build end-to-end IoT solutions that take data out of sensors, while there have also been innovations in data aggregation gateways, the software development kits for cloud and mobile

July 8, 2016 @ raconteur.net

PAASMER Allows Business to Launch their IoT Products

Our partnership with hardware vendors allow the clients to choose the right hardware for their IOT product and our ready-to-use, easy-to-deploy software for various components like IOT Gateway, Connection software, Mobiles applications, Cloud and Analytics gives the flexibility to launch an IOT product within months. We can enable an IOT solution at the fastest time of one month from conception to launch.



The Problem

- Most IoT Platforms in the market are Cloud or Enterprise based platform architectures which allows Things to connect and leverage the cloud.

- Businesses have to figure out a way to design their edge side of the architecture by working with System Integrators.

- They need to build the IoT skill, identify various partners for implementing IoT solutions.

- Results in complex, costly and time consuming efforts for enterprises looking to build TTM Iot solutions.



The Solution

- PAASMER is a true IoT platform and aims to be a single stop for customers looking to build IoT solutions.

- Our software manages the edge components with an edge centered self sufficient solution.

- PAASMER provides lots of build-in components for faster TTM solution.

- We provide Edge Side Analytics and seamless integration to any cloud of clients choice.

We're Growing Fast

"PAASMER fills an important gap existing in the market today and that is to protect existing cloud investments of enterprises to implement their IoT solution. That is a good niche for the platform to target. Enterprises are going to like it."
- Benoit J. Lheureux, Iot Research VP at Gartner

$75,000	25	100%
Current monthly recurring revenue	Paying Enterprise & SME customers	Revenue growth quarter over quarter

Our Partners are Industry Leaders

"Mobodexter became a natural partner for us as they demonstrated their platform innovation and agility in implementing complex IoT solutions that matter to our large scale Smart City projects by bringing the right partners onboard"
- Jo Pannecoucke, CEO of H3Buildings

element14 ADVANTECH QUALCOMM mediatech solutions
amazon web services intel USTGlobal Innovation • Information • Technology Microsoft Azure

Our Features

Fastest Time-to-Market

PAASMER allows clients to launch an IoT product in a short time, as all the components required for the end-to-end solution are prebuilt and ready-to-use.

Affordability

We offer the entire solution at an extremely affordable price with flexibility on picking the components needed by customers for their solution.

Wide-Range of Components

We provide a rich array of components ranging from compatible hardware, communication protocols, analytics cloud and value-added services.

Extreme Flexibility

Clients have the flexibility to not remain locked into any of their choices by having software layers that transition smoothly. We also can accommodate existing client platforms.

Analyze

Analyse the data using powerful intelligence on gateway or cloud using automated machine learning tools for immediate insights and actions.

PAASMER Powered Products



A Smart Power solution for the Smart Home that control and manages power of all connected devices.



A Voice based services order and control platform that can integrate into all essentials services in a smart city.



A GPS-Based Smart Parking solution that helps identifying free parking slots in a smart city.



A remote generator monitoring solution that helps to manage the generators efficiently and effectively.



A health-care solution that helps in managing patients vitals and hospital lab equipment in efficient and effective way.


IMPLEMENTING IOT IN RETAIL

A retail solution that guides consumers to best offers in a mall and shop owners to push offers based on consumer interest.

What We've Achieved So Far

November 2013	Inception of Mobodexter in USA and India with HQ in NY
December 2013	Signed up Intel & Sandisk as Clients for P.E.S.
March 2014	Achieved Profitability from Revenue & Started IOT R&D
December 2014	Completed Architecture for IOT Solution
October 2015	Signed up Intel, Advantech & Qualcomm as Hardware Partners
January 2016	Started Onboarding Clients on Paasmer
March 2016	Paasmer Launch Solution Demo Done in Iotasia 2016
March 2017	Released Edge Analytics; Edge Machine Learning & Edge AI
June 2017	Signed up first Drone project with Paasmer Software
August 2017	Signed on to help build the Smart City project in Belgium, a $100M project
September 2017	Paasmer Software Development Kit launched
January 2018	Start of Belgium Smart City project implementation
March 2018	Launch Paasmer IoT 2.0
June 2018	Launch Paasmer Drones 2.0

Our Investor Deck


THE INTERNET OF THINGS
Mobodexter
Corporate H.Q : Wework@Lincoln Square, 10400 4th Street NE, Bellevue, WA 98004, U.S.A
Phone: 425-270-5055 Mail: invest@mobodexter.com

LET'S CONNECT THE WORLD TOGETHER

Our investors believed in us in our first fundraise and it helped drive our business. We believe in the power of everyone investing in us. We want you to be by our side, enjoying the success you're helping to create. We are glad to share our progress since our last fundraise here. First, we fast tracked our innovation in Edge Analytics, Edge Machine Learning, and Edge Artificial Intelligence software and released them in the market earlier this year.

Second, we expanded our platform outreach beyond Internet of Things to do projects in Drones, Blockchain and Smart City. Third, we also launched the Paasmer Solution Development Kit store to help startups and SMEs take-off faster on their IoT development. We are super excited that we won our largest project by showcasing these innovations. Our recent $100 MM Smart City project win in Belgium has given us an extremely strong position in the market. We are only looking at the tip of the market potential of our innovation, but we still have miles to go.

We are thankful to all our Wefunder investors who powered us to the current state! Now, we call upon you to fund our campaign this year to power us to do greater wonders as we expand into Europe!

We would like to leave a favorite quote of ours here: "The best way to predict your future is to create it," by Peter F. Drucker.

Much love,



Chandramouli Srinivasan and Kavitha Gopalan

MEET THE FOUNDERS

CoFounded by Ex-Intel Veterans



Chandramouli Srinivasan

CEO

Overall 17+ years of experience in software domain with strong technology and business skills. An Ex-Intel. Has been instrumental in leading MoboDexter's global execution and business operations.



Kavitha Gopalan

CMO

Has 16+ years overall experience in technical marketing with strong client and partner engagement skills. An Ex-Intel. Has been instrumental in driving partner and client strategy and execution.

AND THE REST OF THE TEAM



Sridhar Krishnan

Head of Engineering

Sridhar has 20+ years of product engineering experience at Tektronix, Canon, and HP.



Srinidhi Murthy

Head of Technology

Srinidhi has over 14 years of IT experience and has worked with Infosys, Nortel and Avaya.



Jags Krishnamurthy

Advisor

Cofounder and Chief Operating Officer at ObjectEdge Inc. in Silicon Valley.



Nathaniel Lodwig

Advisor

Business and investments advisor who is passionate about developing talent and relationships.

RAISED $266,641 FROM 358 INVESTORS

$266,641

December 2016
SAFE



Dilraj Ghumman

Investing today in the products of tomorrow. Dad. Husband. Fan of Roentgen.



Sundeep Jain

1. Currently a Vice President at Amazon.com 2. Previously, at Procter & Gamble where I led the starting up of new businesses now $1B+ globally



Ken Power

Family Physician for 20 years; avid runner; living the dream!



Leonard Bussanich

Work in the outdoor industry as a hard-goods Buyer. Really enjoy searching for investment opportunities and thus I am very excited that 'non-accredited' investors can now invest in start-up companies.



Patricia Moschella Brady

I am a Partner in a metal stamping business, real estate investor and have many irons on the fire.



Paula Myers Waterman

My nephew has type 1 diabetes, so I am particularly interested in technology that can treat children will life altering diseases.

MORE INVESTORS

DETAILS

– COLLAPSE ALL

What's new about what you're making? How is it different?

We are only few of the companies offering Edge centric IoT Platform architecture and our architecture defines a unique edge centric self-sufficient implementation model of building an IoT solution. The cloud part of the solution is offered to accommodate flexible hybrid models. The key differentiation and unique aspects of our Edge/Gateway centric architecture that is unique to PAASMER compared to existing IoT Platforms are:

1) Best In Class High Speed Edge Database
2) Innovative Edge Analytics
3) Modular Edge OS
4) Innovative Edge & Cloud Security
5) Dynamic Cloud Management

How big is the market?

Data from our advisor, Gartner Inc, states that IoT Platform market is expected to touch USD 900 Million in 2016 and expected to double in 2017.

Who are your competitors? How are you different?

Ayla Networks - PAASMER differs from Ayla as a platform that is much more Flexible to integrate; Efficient to help clients for a faster Time To Market; Ayla is more focused in enabling ODMs while PAASMER is focused on 4 major verticals like Connected Home; HealthCare; M2M & Retail

Machineshop - PAASMER differs from Machineshop in giving the complete operating system bundled with all libraries for clients to easily integrate while Machineshop gives only the libraries required. Hence the time to take to integrate an IoT solution is lower in PAASMER.

What do you understand about your business that others don't get?

IoT Platform comprises of two solution components mainly Edge (Internal) and Cloud (External). Most of the IoT platform (about 90%) focuses on Cloud part of the platform only. Most times our prospects are tempted to use Cloud to build their IoT solution. However in the longer run the platform costs would spiral as the data grows on the cloud. It is important that the most critical and complex Edge part is designed in a efficient way to keep the platform costs nominal on the long run. Hence PAASMER's focus is to enable the edge to be more powerful by providing all the key components including analytics the Edge. This means PAASMER makes sensors and gateway more powerful by enabling them with the power of Fog computing.

What's your biggest risk? What keeps you up at night?

Every month new platforms are getting launched and most of the Hyper-scale cloud players like Microsoft, Google, Amazon, Oracle etc. have also launched their IoT platforms. It is important to clearly articulate the differentiation and demonstrate the value of the platform to our potential leads and clients. This will offer a key differentiation both from technology and business standpoints.

How will you make money?

The revenue generation comes for the platform comes from three different streams:
1) Professional & Consultancy services to build the solution.
2) Licensing fees on the gateway OS
3) Subscription fees on the cloud.

We expect the services component to be higher in the initial phases and then taper down as we engage more partners to enable our clients.

How do you acquire customers?

Our strategy for acquiring customers are through
1) Referrals from our existing customer base.
2) Social Media marketing - Lead generation and lead nurturing programs through social media campaigns.
3) Marketing - Trade-shows; Email campaign; Weekly Newsletters to leads
4) Sales - Inbound & Outbound sales process that involves calls; meetings & demo.

Do you already have clients? Are they doing internal or external projects?

Yes, we already have clients and we are revenue generating from our clients. Majority are building their products using PAASMER technology to bring their products to market next year.

How are you better than the competitors?

What we do is to offer a gateway based data intelligence that means the client does not have a need to go to a cloud based cloud analytics unless it is absolutely necessary. What we do is make the sensors and gateways intelligent with our software so the client goes to cloud and analytics only if there is a need. That can benefit them through cost of maintaining the solution from a long term perspective. Most of these components are offered as freemium to our clients at prototype stage and then they start paying us for services, subscription and license once they go to production. This model is unique compared to our competitors who are offering only parts of the solution like cloud freemium and not build the entire solution stack as freemium.

What have your biggest challenges been so far?

Funding is a big challenge for us because there is a bunch of roadmap items that we have, and we need to fund the investment in terms of development on our roadmap. Our number two problem revolves around our sales and marketing. This is something we need to build up aggressively to go after the market.

What are you trying to do with the funds, what kind of mile stones are you trying to hit over the next year or two?

There are three things we are trying to use these funds for. Number one is to build on our product development, which is a late entry product development in terms of enabling roadmap items on the product development side. The second is to build a sales and marketing team that can aggressively focus and drive and get solutions out to the market. The third is to partner with a builder. We actually want to have quite a lot of hardware and software partners so that when a client comes with a particular requirement we can position our own IT to our partner's IT.

Could you tell us more about the team? Why you're the ones to make this all happen?

Right now we have two co-founders. One is myself, Chandramouli. I've been in HP and Intel over the past 17 years. The other is Kavitha who's also an ex-Intel employee with 16+ years of experience. We've been working on the software part of the solution for the past two years. We have quite a bit of track record in terms of building products, both hardware and software side.

When we started out in building this platform we were focused on enabling the software and we want to bring some of the people that we've been working with as our hardware partners. To date we have Intel, Mediatek, we have Qualcomm who are all signed up as our gateway partners. We have a couple of sensor partners that we have also signed up. This is again based on our Intel experience, and we have a bunch of OEM/ODMs based in China and Taiwan who are also on board in terms of designing hardware centric parts for our clients of which our software can be bundled along and implemented for that.

What are you worried about right now and in the future?

The speed in which the IoT is actually transforming, and the awareness of the IoT among the businesses is a challenge. Implementing an IoT solution with the businesses is one thing that has been growing at an exponential rate, which means people want to have IoT and actually want to solve their business problems using IoT. The pace at which many of the competitors are moving is also one of the key things that keeps me awake at night and many of the people are understanding that.

This is becoming the next revolution to internet is jumping on this opportunity. Amazon, Google, and Microsoft launched their IoT platform this year and when we started out in 2014 none of them were there, and the pace at which these guys are trying to capitalize on this opportunity is something that keeps me awake and it takes a lot of funds and aggression in this market to capture it.

What's your Exit Strategy? What kind of ROI can be expected?

M&A is one of our top exit strategy over a period of 5-7 years as our platform could be a complementary addition to an existing portfolio of a larger IoT cloud provider. Some of our competitors with equivalent platform architectures are either having a larger IoT player as strategic investor (Cisco is an investor in Ayla) or acquired by a larger player (Solair acquired by Microsoft). ROI can be expected to take a period until an Exit happens. Typical return rates tend to be higher in IoT space than other in technology space as IoT is in early adoption cycle of Gartner's Hyper Cycle for 2016.

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Barnaby Zelman Sep 15 2016

A teaser valuation more inline with the risks of your start-up would certainly make investing more enticing. Hope you'd reconsider your thoughts on this.



Chandramouli Srinivasan CEO FOUNDER edited Sep 19 2016

Hi Barnaby,

Thanks for your inputs. A one page valuation teaser has been added to our profile.

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Anthony Omokha Nov 17

Chandramouli, thanks for answering my earlier questions. I do find the space very interesting and seems you have a pretty good competitive advantage in the very crowded IoT space. I do have several additional questions. 1) Across the 3 revenue streams, can you split out the percentage of revenues/cash flows that will come from consultancy, licensing and subscription fee? 2) Will every customer require all 3 products/services, or can a customer pick you from consultancy in building a solution, but then proceed to another IoT provider/platform, and/or build on their own? 3) How involved (how much overhead do you envision), once you've on-boarded a customer? How much effort is required to continually provide service to customers? 4) Looks like you are raising funds outside of this platform as well. Please provide any updates on how the entire funding round is going, including firm commitments as a percentage of your anticipated ~$3.5MM raise. 5) IoT can obviously be deployed across a multitude of industries. Given time and resources required, which particular sectors/industries are you currently focused on? Or is the PAASMER platform agnostic to industry/sector? 6) What is your employee count today? What does your employee count need to be in the next year or so to get to full commercialization of the platform? Do you have the right type of talent?



Chandramouli Srinivasan CEO FOUNDER Nov 18

Hi Anthony,

Thanks for an extremely interested set of questions. I am happy to answer your questions.

1) In the next year, our goal is to get to a mix of 30% from Consultancy; 70% from remaining two streams.

2) Our business model is to offer extreme flexibility for our clients. We offer them the choice to use our components or third party components into the solution and also a choice to build on their own vs. we build for them by stating the pros and cons of their software component choices both from short-term and long-term perspectives. Most of our clients are seeking our advice to choose the right architecture & software component model.

3) It depends on the in-house IoT competency levels of our clients. If the in-house IoT competency levels are high with our clients, then we don't get involved very much. However, if the in-house IoT competencies are at low levels, then our involvement tends to be intense and longer. It also depends on the client's choice of architecture and budgetary constraints.

4) Yes, we working on parallel avenues. We have firm commits at around 20% of our anticipated raise. We have soft commit from an investment firm for reminder 80%. This could become firm commit in the next few weeks. We are also having discussions with couple of large IoT players for their strategic investments/partnerships.

5) While technological capability of the platform is industry agnostics our business focus is on sectors that can give us immediate revenue growth. Hence Connected-Home (Energy Management & Voice-Control Focus), HealthCare (Service Provider Focus), Retail (Customer Experience Improvement Focus) and IIoT (Energy Management Focus) are our key verticals & focus area as we have atleast one or two clients onboard in this space. However, we would sharpen our vertical focus further as we move forward based on our client acquisition concentration into these verticals.

6) We are at about mid-double digit point from employee head count perspective. We are planning to be at a low triple digit head count point in the next year. Yes, we do have right type of talent onboard and our talent growth plan is aligned to our roadmap with a cross-Geo concentration. We plan to leverage our partner ecosystem model to our best in certain area where we don't want to have a pile of head counts.

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Mouli Srini

Parallel Entrepreneur | Advisor | Consultant helping businesses worldwide in IOT, Drones, SmartCity, Blockchain, ICO

Hurify • Pondicherry Engineering College

Greater Seattle Area • 500+

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I am an Entrepreneur who co-founded Mobodexter Group companies in 2013 that is valued at $20 Million and approved by the S.E.C in United States.
MoboDexter's PAASMER is an innovative Edge Intelligence solution for IoT, Robotics and Drones in verticals like Connected Home, M2M, Automobile and Health care. PAASMER Cloud packs our Edge innovation over Cloud. PAASMER's Ethereum Blockchain offers Blockchain for IoT and Drone implementations.With a reach partner ecosystem, investor commitments and clientele PAASMER is leading the way in Smart City and Smart Building developments across the globe.

As an entrepreneur for the last few years, I learn every day and carry forward the experience to lead my team to focus on execution, agility & innovation. I also mentor other entrepreneurial aspirants in launching their startups. PAASMER Startup initiative offers uniques PAASMER startup software packages that the startup ecosystem can leverage to build key differentiation in their products.

Prior to starting MoboDexter, I had worked as a system software development/test engineer/lead and Manager in product R&D organization in Intel, Hewlett Packard and WIPRO. My experience includes 8 years of software product engineering in product R&D groups as an engineering manager in Intel and HP handling development and test programs. Specialty includes handling programs which involved building teams from scratch and leading them to successful execution on the new projects.

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Highlights

1 Mutual Group
You and Mouli are both in the Harvard Business Review group

Mouli’s Articles & Activity

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1,309 followers


IOT
PAASMER
Unleashing the Power of IoT Edge

Unleashing the Power of IoT Edge
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We are today at the #SouthSummit #event Come visitng with us!! The Drone Valley
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Yes, that's one of the ways to avoid clutter!!! #WorkplaceProductivity
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That's awesome for Roku!!!!
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Experience

Co-Founder
Hurify
Sep 2017 – Present • 2 mos
Halifax, Canada Area

Hurify is the Ethereum based decentralized network & platform that allows connecting IoT solution builder with IoT experts without any third party. Hurify is powered by its ERC23 Token called Hurify Tokens - HUR

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HUR Tokens

Hurify

Chief Executive Officer
MOBODEXTER
May 2013 – Present • 4 yrs 6 mos
Greater Seattle Area

Leading MoboDexter's evolution into an IoT platform innovation company.

MoboDexter, Co-Founded by Ex-Intel veterans in 2013 is a Multi-National Corporation with offices in United States and India.
PAASMER IoT Platform offers some of the best innovations to enterprise clients for Edge Analytics, Edge Machine Learning, Edge Artificial Intelligence. PAASMER unique connectivity innovations are in IoT on ToR, IoT on Drone and IoT on BlockChain.

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PAASMER IoT Edge Machine Learning



PAASMER IoT Edge Analytics

Co-Founder and Chief Technologist
ViewFindAR
Jan 2014 – Mar 2015 • 1 yr 3 mos
Bangalore

ViewFindAR is an Augmented Reality based Mobile/Cloud platform that offers additional perspective of the view on a mobile camera. MVP released in November 2014.
- Define, lead and drive the product/solution architecture
- Drive the definition, scope, prioritization and implementation of product/solution architecture
- Manage the IP portfolio for the product/solution architecture

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Engineering Manager
Intel Corporation
Mar 2011 – May 2013 • 2 yrs 3 mos
Bangalore

o Setup the software integration and validation organization in Intel,Bangalore for Intel tablets from scratch
o Lead the team to deliver on Intel's first tablet platform SoC – Clover Trail
o Reorganized the team with a completely different charter on software delivery for next tablet SoC platform – Bay Trail
o Engaged my team on presilicon effort by collaborating with SoC team for the next SoC platform – Cherry Trail
o Lead many first time initiatives like automation adoption, daily continuous integration, agile software development

Project Manager
Hewlett-Packard
Jan 2007 – Mar 2011 • 4 yrs 3 mos
Bangalore

Role : Project Manager for QA of software products involving testing, certification & benchmarking of various software products on HP system software stack with Server/Storage/Blades on Windows and Unix Operating systems
Responsibilities (Team size: 15 members)
o Project transition management
o Project planning, resource scheduling & progress tracking
o Managing a team of engineers and outsourced contractors
o Coaching and managing team
o Driving effectiveness and efficiencies for the team deliverables
o Stakeholder management with partners and internal customers
o Interfacing with customer for driving product improvements back into the product

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Education

Pondicherry Engineering College
B.TECH, ECE
1995 – 1999
Activities and Societies: Training and Placement Corodinator

Bachelor of Engineering in Electronics and Communication Engineering.
Work on project and successfully completed prototype of a low cost Braile printer

Petit Seminaire
Higher secondary, Physics
1982 – 1995

Featured Skills & Endorsements

Agile Methodolog… · 62
Endorsed by **2 of Mouli's colleagues at MOBODEXTER**
Endorsed by **6 people who know Agile Methodologies**

Team Management · 60
Endorsed by **3 of Mouli's colleagues at MOBODEXTER**

Software Project … · 58
Endorsed by **Anju Agast Srivats and 1 other who is highly skilled at this**
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Recommendations

Received (11) Given (3)



Nagabhushan Reddy
Power Management Lead at Intel Corporation and Visiting Faculty
August 10, 2015, Nagabhushan worked with Mouli in different groups

Chandramouli is one of the good leaders I have worked with. He is easy to approach and work with and has a knack of quickly understanding the issue at hand and taking the right steps to resolve them. He is very well respected among his peers and across. I am sure he will be very successful in what ever role and assignments he takes up...



Manini Sharma
Platform Software Quality Management at Intel Corporation
September 3, 2013, Manini worked with Mouli in different groups

I worked with Mouli on one of the most challenging programs at Intel. He ensured that validation was never the long pole and executed flawlessly. He inspired his team to be super-fast, with near perfect issues reported. Mouli went through trial by fire, faced significant schedule pressures, changing platform configurations and management pressures. Yet, his team delivered well in time for launch! It was a pleasure to work with him.

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Accomplishments

3 Certifications
Project Management Professional (PMP) • DCSE – Dell Certified Support Engineer for Dell-EMC SAN • MCP – Microsoft Certified Professional – Windows 2000 Server

2 Languages
English • Hindi

2 Patents
Evasion of Power On Self Test During an Operating System Initiated Reboot • Method and System for creating and extracting interactive annotations of objects appearing in real-time images on a network enabled imaging device

2 Publications
A Model to Construct Web Services based SNMP • A Method To Do Modular Operating System Imaging For Easy Deployment Of Operating System

1 **Course**
Electronics and Communication

1 **Organization**
PMI

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MOBODEXTER

Kavitha Gopalan

Co-Founder | Chief Marketing Officer at MOBODEXTER - Internet Of Things PAAS

MOBODEXTER • Pondicherry Engineering College

Bellevue, Washington • 500+

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Co-founder Managing Director Chief Marketing Officer MoboDexter - Internet of things(IOT) PAAS

Cofounder and Managing Director of MoboDexter with 16 years of rich and diversified Experience in the field of IT worked in different domains design, development, Program Managment and people management areas.

Mobodexter is a technology company rapidly establishing itself as an innovation leader in the world of enterprise Internet of Thing Solution. We have created a unique end-to-end IoT platform/solution that helps our clients to quickly build and deploy their IoT products or solutions.This solution centers around our software PAASMER. PAASMER is the cornerstone of an extremely flexible and customizable IoT platform as a service. We offer the end to end stack for companies looking to develop , build and productize connected product. Our solution is extremely flexible, scalable and secure , customers can choose any hardware or sensors our software stack can seamlessly integrate with their existing infrastructure and help them to develop the IOT products using our MoboOS , PAASMER Cloud best analytics and feature rich Mobile application.
With PAASMER as your base, MoboDexter's technology consulting allows businesses to efficiently build, launch, and quickly deploy connected IoT solutions across a wide variety of verticals like smart homes, automotive, retail, healthcare, and many more.

Mobodexter has also build its own IOT product using all the components of PAASMER the Smart Power Strip. The goal was to build a hub for smart devices that also can act as energy management hub. To do that, we made the power strip itself as a smart hub -- it has the ability to manage phantom power (idle power) leading to 5-8% power savings. Using PAASMER's encrypted communication capabilities, the Smart Power Strip also provides a security framework for all your smart devices.

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Kavitha's Articles & Activity

656 followers

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Peek into How Smart Cities are Shaping across the Globe
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The 10-Minute Exercise Tony Robbins Does Every Morning to Have More Energy
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Experience

Co-Founder | Chief Marketing Officer
MOBODEXTER
Jul 2014 – Present • 3 yrs 4 mos
Bangalore | New York

At Mobodexter we help company to develop build and launch Connected IOT products in a very quick and efficient way. We make it extremely simple for organization who want to develop connected product . By using PAASMER back end customer can transform their existing products or create new products for IOT. PAASMER includes
MoboOS: Customized operating system core that can run on any architecture , Networking components to support any communication protocol, Middle ware and cloud connectors.

Mobile APP:We provide a feature rich mobile app that has the capability to to manage and control the connected device, highly secure and provides data analytics

PAASMER Cloud: Cloud service to store and analyze the data from the sensors

PAASMER Analytics:offers Analytics, Data Visualization, Machine learning.

Program Manager
Intel Corporation
Oct 2013 – Jun 2014 • 9 mos
Bangalore

Program Manager for Intels reference platform for Mobile Phones. Manange the development and execcution of the reference platform design and manufacture of mobile Phones. Co-ordinate between the Design and development team , Marketing team and the ODM factories in China and USA for planning , scheduling and execution of the board development Adept at resource allocation, resource optimization, factory capacity planning, loading to ensure smooth execution and on time delivery . Vendor management for procurment of components co-ordination between vendor , factory and procurement teams to ensure no road block for project execution. Budget planning and optimizing cost of execution. Schedule, scope, change management, risk assessment, mitigation planning. Effective communication between various teams like marketing, planning, design, procurement and with external teams like vendor, ODM to ensure on schedule execution of the projects.

Sr. Hardware Application Engineer
Intel Bangalore
Jun 2006 – Sep 2013 • 7 yrs 4 mos

Technical Marketing Engineer , enabling mobile customer for TTM launch of their products. Involves debug of platform hardware issues, signal integrity issues, platform power issues bios issues and software interoperability issues. This role also involves creating platform design collaterals. Worked on board design. Schematics and layout analysis.Experience in graphics issue debug. HDMI,DP eDp compliance testing.

Technical Engineer
Wipro Limited
2000 – 2003 • 3 yrs

Education

Pondicherry Engineering College
B.Tech, Electronics and Communication
1996 – 2000

Featured Skills & Endorsements

Debugging · 23
Endorsed by **Annamalai Lakshmanan, who is highly skilled at this**
Endorsed by **5 of Kavitha's colleagues at Intel Corporation**

Hardware · 20
Aravind Reddy and 19 connections have given endorsements for this skill

Embedded Systems · 17
Endorsed by **Annamalai Lakshmanan, who is highly skilled at this**
Endorsed by **2 of Kavitha's colleagues at Intel Corporation**

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Recommendations

Received (1) Given (2)

Britto Rossario
Quality Architect
July 12, 2009, Kavitha worked with Britto in the same group

I know Kavitha since my college days as a Senior and later as my colleague & mentor.She was one of the dedicated members in our team and an inspiration to be a fast learner.She is technical sound in Hardware and considered to be one of the best resources in whatever team she has worked.I was privilleged to work with her in Wipro and later at Intel.Kavitha is known for Dedication ,Goal Orientation,Analytical thinking , mentoring and pays attention to details and a good team player.I would recommend Kavitha where real hard work and greater success rate is required with higher efficiency and almost Zero follow-ups.I wish her all the best and looking forward to work with her in the future.

Accomplishments

1 **Language**
English

1 **Project**
Smart Power Strip

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